EXHIBIT 10.1
COOPERATION AGREEMENT
This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of November 2, 2018, by and among Gulf Island Fabrication, Inc., a Louisiana corporation (the “Company”), Piton Capital Partners, LLC, a Delaware limited liability company (“Piton Partners”), and Kokino LLC, a Delaware limited liability Company (“Kokino” and, together with Piton Partners, “Piton”). The Company, Piton Partners and Kokino are each herein referred to as a “party” and collectively, the “parties.”
WHEREAS, on November 17, 2017, Piton filed a Schedule 13D/A with the SEC disclosing beneficial ownership of 1,399,300 shares, or 9.3%, of the issued and outstanding common stock of the Company, no par value per share (the “Common Stock”);
WHEREAS, on October 15, 2018, the Board appointed Cheryl Richard to the Board as a Class III director whose term expires at the 2021 Annual Meeting;
WHEREAS, the Company and Piton have determined to come to an agreement with respect to Robert Averick joining the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Appointment and Related Matters.
(a)    The Board shall take all necessary actions, as promptly as practicable following the execution of this Agreement by the parties and on or prior to November 3, 2018, (i) to increase the size of the Board to ten (10) directors and (ii) to appoint Mr. Averick (the “Piton Designee”) to the Board as a Class II director, with a term expiring at the 2020 Annual Meeting.
(b)    Effective upon the appointment of the Piton Designee to the Board as a Class II director, the Board shall appoint the Piton Designee as a member of the Board’s Compensation Committee, subject to the Piton Designee’s satisfaction of any additional independence requirements for members thereof pursuant to U.S. securities laws or NASDAQ listing rules for membership on such committee. The Board shall take all necessary actions so that the Piton Designee shall, as long as such Piton Designee continues to satisfy such independence requirements, continuously serve on such committee until the Termination Date (as defined in Section 3 below). Additionally, until the Termination Date, the Board shall offer the Piton Designee an appointment to any newly formed executive or other committees vested with the full power of the Board.
(c)    The Piton Designee will be compensated for his service on the Board and committees of the Board on the same basis as the other independent directors on the Board; provided,

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however, that the Piton Designee shall receive any equity-based compensation in the form of cash-settled equity-based awards, which would be subject to the same vesting schedule and performance measures as would apply to the equity-based awards received by the other independent directors on the Board.
(d)    Piton agrees that the Board or any committee thereof, in the exercise of its fiduciary duties and the Board’s policies on conflicts and related party matters, may exclude the Piton Designee from any Board or committee meeting or portion thereof at which the Board or any such committee is deliberating and/or taking action (including, but not limited to, the formation of a special committee of the Board) with respect to (i) this Agreement, including the interpretation and enforcement thereof, (ii) any actions taken or proposed by Piton with respect to the Company, whether or not in violation of the terms of this Agreement, (iii) failure of the Piton Designee, Piton Partners or Kokino to comply the Company’s charter, bylaws, committee charters, or corporate governance guidelines, or other policies or procedures, or (iv) any proposed transaction between the Company and Piton. The exercise of the Board members' fiduciary duties and the application of the Board’s policies on conflicts and related party matters to exclude a director from any Board or committee meeting (or portion thereof) shall be consistently applied to all Board members in the same manner.
(e)    Prior to his appointment to the Board, the Piton Designee and any Replacement Designee (as defined in Section 1(h) below) shall have executed and delivered to the Company an irrevocable resignation letter in the form attached hereto as Exhibit A (the “Averick Resignation Letter”) pursuant to which he shall, subject to the Board’s acceptance, resign from the Board and any of the committees of the Board, effective immediately, if at any time Piton ceases to beneficially own at least 5.0% of the Company’s then outstanding Common Stock subject to adjustment for stock splits, reclassifications, combinations and similar adjustments (the “Piton Minimum Ownership Threshold”) other than as a result of issuances of Common Stock by the Company after the date hereof. Piton shall promptly (and in any event) within five (5) Business Days of such event inform the Company in writing if Piton’s beneficial ownership in shares of Common Stock increases or decreases by more than 1.0% of the Company’s then outstanding Common Stock after the date hereof other than as the result of issuances of Common Stock by the Company after the date hereof.
(f)    The Company further agrees that, without the approval of Piton or unless the Company enters into a definitive agreement relating to an Extraordinary Transaction that contemplates a counterparty to such transaction being able to designate individuals to be appointed or nominated for election to the Board (i)  the Board shall not increase the size of the Board to more than ten (10) directors prior to the Termination Date and (ii) immediately after the 2020 Annual Meeting, the Board shall consist of no more than eight (8) directors.
(g)    Piton acknowledges that (i) prior to the date of this Agreement, Mr. Averick shall, and prior to election to the Board, any Replacement Designee shall, submit to the Company a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary onboarding documentation and diligence required by the Company in connection with the appointment or election of new Board members and (ii) that such Piton

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Designee’s appointment and continued service on the Board is conditioned upon his being an “Independent Director” pursuant to Rule 5605(a)(2) under the NASDAQ listing rules.
(h)    Until the Termination Date, if the Piton Designee ceases to be a director for any reason (other than pursuant to Section 1(e) above), and at such time Piton’s beneficial ownership satisfies the Piton Minimum Ownership Threshold, Piton shall be entitled to designate, for consideration by the Company’s Corporate Governance and Nominating Committee, a candidate to replace the Piton Designee (such replacement, the “Replacement Designee”). The Board’s approval of such Replacement Designee shall not be unreasonably withheld, conditioned or delayed, subject to the Replacement Designee’s satisfaction of the onboarding process set forth in Section 1(g) above. Upon a Replacement Designee’s appointment to the Board, the Board and the Corporate Governance and Nominating Committee shall take all necessary actions to appoint such Replacement Designee to the Compensation Committee, subject to the replacement designee’s satisfaction of any additional independence requirements for members thereof pursuant to U.S. securities laws or NASDAQ listing rules for membership on such committee. Unless a clear, contrary interpretation applies, each reference herein to the “Piton Designee” shall include a reference to any Replacement Designee with respect thereto.

2.	Voting Commitment.
(a)    Until the Termination Date, Piton shall, or shall cause its applicable Representatives to, appear in person or by proxy at each Stockholder Meeting and to vote (or execute a consent with respect to) all shares of Common Stock beneficially owned by it and over which it has voting power in accordance with the Board’s recommendations with respect to (i) the election, removal and/or replacement of directors (a “Director Proposal”), and (ii) any other proposal submitted to the stockholders at a Stockholder Meeting (except for those related to Extraordinary Transactions); in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, that in the event that both Glass, Lewis & Co., LLC (“Glass Lewis”) and Institutional Shareholder Services, Inc. (“ISS” and, together with Glass Lewis, the “Proxy Firms”) make the same recommendation and such recommendation is not consistent with the recommendation of the Board with respect to any proposal (except for those related to a Director Proposal) submitted to the stockholders at any Stockholder Meeting, Piton will be permitted to vote all or some shares of Common Stock beneficially owned by it and over which it has voting power at such Stockholder Meeting in accordance with the recommendation of the Proxy Firms.
(b)    Until the Termination Date, Piton agrees that it shall not confer any proxy or consent with respect to any voting securities of the Company sold or transferred by Piton to any Third Party after the record date set by the Board with respect to any Stockholder Meeting or consent solicitation until the final tabulation of voting results for any such Stockholder Meeting or consent solicitation are released.
3.    Standstill. Piton agrees that from the date of this Agreement until the earliest of (i) the day that immediately follows the date of the 2020 Annual Meeting; (ii) 180 days following the date that the Board accepts the Piton Designee’s resignation due to Piton failing to satisfy the Piton Minimum Ownership Threshold (other than as a result of issuances of Common Stock by the Company after

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the date hereof); and (iii) 60 days following the Company’s receipt of (a) written notice from Piton of the Company’s material breach of any warranty set forth in Section 10(c) below (such written notice, to be delivered to the Company by Piton within 30 days of the Piton Designee’s becoming aware of the facts or circumstances constituting such breach and setting forth such facts or circumstances in reasonable detail), which breach is not cured within 30 days of the Company’s receipt of such written notice and (b) the written resignation of the Piton Designee from the Board and any committee of the Board on which the Piton Designee serves (such earliest date, the “Termination Date”), without the prior written consent of the Board, Piton Partners and Kokino shall not, and shall cause each of their Affiliates and Associates (including the Piton Designee), not to, in each case, directly or indirectly:
(a)    (i) acquire, offer or agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in more than 12.5% of the then outstanding shares of Common Stock in the aggregate (the “Ownership Cap”), provided, however, that the restriction under this Section 3(a)(i) may be waived upon a resolution of the majority of the directors on the Board, other than the Piton Designee, each of whom is an “Independent Director” pursuant to Rule 5605(a)(2) under the NASDAQ listing rules, to accept Piton’s request in writing to beneficially own shares of Common Stock in excess of the Ownership Cap; or (ii) other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely dispersed public offerings or in connection with any Extraordinary Transaction recommended by the Board, knowingly sell, offer or agree to sell, through swap or hedging transactions or otherwise, the voting securities of the Company or any voting rights decoupled from the underlying voting securities held by Piton to any Third Party that has, or would have as a result of such transaction, a beneficial ownership interest of more than 5.0% of the then outstanding shares of Common Stock;
(b)    (%3) seek or submit, or encourage any person or entity to seek or submit nominations or give notice of an intent to nominate a person for election at any Stockholder Meeting at which the notice includes election of the Company’s directors; (%3) initiate, encourage or participate in any solicitation of proxies or consents in respect of any election contest or removal contest with respect to the Company’s directors; (%3) submit any proposal for consideration at, or bring any other business before, any Stockholder Meeting; (%3) initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (%3) initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting; or (%3) request, or initiate, encourage or participate in any request to call, a special meeting of the Company’s stockholders;
(c)    form, join or in any way participate in any group with a Third Party with respect to any voting securities of the Company;

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(d)    deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among Piton and its Affiliates and otherwise in accordance with this Agreement);
(e)    effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;
(f)    enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing or the voting of any Common Stock;
(g)    make any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement other than through private communications with the Company that would not reasonably be expected to trigger public disclosure obligations of any party; or
(h)    take any action challenging the validity or enforceability of this Section 3 or this Agreement.
Nothing in this Section 3 shall be deemed to (i) prohibit Piton from communicating privately with the Company’s directors, officers and their Representatives so long as such private communications would not be reasonably be expected to trigger public disclosure obligations for any party or violate any of the provisions of Sections 3(a)-(h) hereof or (ii) limit the exercise in good faith by the Piton Designee of his fiduciary duties solely in his capacity as a director of the Company.
4.    Mutual Non-Disparagement. Until the Termination Date, no party hereto shall, and no party shall permit any of its Representatives to, without the written consent of the other parties, make or cause to be made any public statement, or any non-public communication that can reasonably be expected to require disclosure of such communication, that constitutes or would reasonably be expected to constitute an ad hominem attack on, or that otherwise disparages, any other party, any other party’s current and former directors (including any director who was serving immediately prior to this Agreement), partners, managers, members, officers, or employees (including with respect to such persons’ service at the other party), any other party’s subsidiaries, or any other party’s subsidiaries’ business or any of its or its subsidiaries’ current directors, managers, officers or employees. The restrictions in this Section 4 shall not (a) apply (i) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) to any

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disclosure required by applicable law, rules or regulations; or (b) prohibit any person from reporting possible violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.
5.    No Litigation. Until the Termination Date, each party hereto hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court or administrative agency (each, a “Legal Proceeding”) against any other party or any of its Representatives, based on claims arising out of any facts known or that reasonably should have been known by such party as of the date of this Agreement, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent any party hereto or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, such party or any of its Representatives; provided, further, that in the event any party hereto or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to such other party (except where such notice would be legally prohibited or not practicable). Each of the parties hereto represents and warrants that neither it nor any assignee has filed any lawsuit against any other party.
6.    Press Release and SEC Filings.
(a)    No later than one Business Day following the date of this Agreement, the Company shall announce the entry into this Agreement and the material terms hereof by means of a mutually agreed upon press release in the form attached hereto as Exhibit B (the “Press Release”). Prior to the issuance of the Press Release, neither the Company nor Piton shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other parties hereto. No party hereto or any of its Representatives shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release, except as required by law or applicable NASDAQ listing rules or with the prior written consent of the other parties hereto and otherwise in accordance with this Agreement.
(b)    No later than two Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and the election of Mr. Averick to the Board and appending this Agreement and the Press Release as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the Press Release and the terms of this Agreement. The Company shall provide Piton and its respective Representatives, with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of Piton.
(c)    No later than two Business Days following the date of this Agreement, Piton shall file with the SEC an amendment to their Schedule 13D in compliance with Section 13 of the

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Exchange Act reporting their entry into this Agreement and appending this Agreement as an exhibit thereto or incorporating this Agreement by reference to the Company's Current Report on Form 8-K referred to in Section 6(b) hereof (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the Press Release and the terms of this Agreement. Piton shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.
7.    Confidentiality. Subject to the prohibitions on insider trading set forth in Section 8 below, for so long as Mr. Averick or a Replacement Designee is serving as a director on the Board, Mr. Averick or such Replacement Designee may provide confidential information about the Company which he learns in his capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively and individually, “Confidential Information”), to Piton Partners or Kokino or their Affiliates, Associates and legal counsel, in each case solely to the extent such persons or entities need to know such information to manage or administer Piton’s investment in the Company; provided, however, that Piton Partners and Kokino shall cause Mr. Averick or such Replacement Designee to (i) inform any such persons or entities of the confidential nature of any such Confidential Information and (ii) cause such persons or entities to refrain from disclosing such Confidential Information to anyone (whether to any company in which Piton Partners or Kokino has an investment or otherwise), by any means, or from otherwise using the information in any way other than in connection with Piton’s investment in the Company. For the avoidance of doubt, the obligations under this Section 7 shall be in addition to, and not in lieu of, the directors’ confidentiality obligations under Texas law and the Company’s charter, bylaws, committee charters, or corporate governance guidelines, or other policies or procedures.
8.    Compliance with Securities Laws. Each of Piton Partners and Kokino acknowledges that the U.S. securities laws generally prohibit any person who has received material, non-public information concerning an issuer from purchasing or selling securities of such issuer and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Subject to compliance with such laws and the terms and conditions of this Agreement, Piton and its Representatives shall in any event be free to trade or engage in such transactions.
9.    Representatives. Each party hereto shall cause its Representatives to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Representative. A breach of this Agreement by a Representative of a party, if such Representative is not a party to this Agreement, shall be deemed to occur if such Representative engages in conduct that would constitute a breach of this Agreement if such Representative was a party to the same extent as a party to this Agreement.

10.	Representations and Warranties.
(a)    Each of Piton Partners and Kokino represents and warrants as to itself that it has full capacity, power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement

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has been duly and validly authorized, executed and delivered by Piton Partners and Kokino, as applicable, constitutes a valid and binding obligation and agreement of such party and is enforceable against Piton Partners and Kokino, as applicable, in accordance with its terms. Each of Piton Partners and Kokino represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Piton Partners or Kokino, as currently in effect, the execution, delivery and performance of this Agreement by Piton Partners or Kokino, does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Piton Partners or Kokino or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Piton Partners or Kokino, as applicable, is a party or by which he or it is bound. Piton represents and warrants that, as of the date of this Agreement, Piton beneficially owns an aggregate of 1,500,000 shares of Common Stock, has voting authority over such shares, and owns no Synthetic Equity Interests or any Short Interests in the Company. As of the date of this Agreement, Piton Partners and Kokino each represents and warrants that it is Mr. Averick’s intention to serve as the Piton Designee for the full term of this Agreement and that Mr. Averick serves as a portfolio manager for Kokino and qualifies as a “Representative” and “Associate” of Kokino as such terms are defined herein.
(b)    The Company represents and warrants that it has full capacity, power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
(c)    The Company represents and warrants that to the Company’s knowledge as of the date of this Agreement (i) neither the Annual Report on Form 10-K for the year ended December 31, 2017 of the Company nor any Quarterly Report on Form 10-Q filed for any reporting period thereafter and prior to the date hereof includes any misstatement of material fact or fails to include any information required to be disclosed therein in order to avoid the information presented therein from being misleading; (ii) the Company is not the subject of an SEC investigation nor has

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any such investigation been threatened; (iii) the Company is not a party to, nor has it been threatened in writing with, any class action or other securities litigation; and (iv) there are no related party transactions involving the Company and any other party that are required by the rules of the SEC to be disclosed other than those that have been disclosed.
11.    Expenses. The Company shall reimburse Piton for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred by it in connection with the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $25,000.00.
12.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

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If to the Company: Gulf Island Fabrication, Inc. 16225 Park Ten Place, Suite 300 Houston, Texas 77084 Attention: John P. Laborde E-mail: jack@overboardholdings.com with mandatory copies (which shall not constitute notice) to:
Vinson & Elkins LLP.
666 5th Avenue, 26th Floor
New York, New York 10103
Attention: Lawrence S. Elbaum
Telephone: (212) 237-0084
E-mail: lelbaum@velaw.com

Jones Walker LLP
Four United Plaza
8555 United Plaza Boulevard
Baton Rouge, Louisiana 70809
Attention: Alexandra C. Layfield
Telephone: (225) 248-2030
E-mail: alayfield@joneswalker.com

If to Piton: Piton Capital Partners LLC c/o Kokino LLC 201 Tresser Boulevard, 3rd Floor Stamford, Connecticut 06901 Attention: Garrett Lynam E-mail: glynam@kokino.com with mandatory copies (which shall not constitute notice) to:

Norton Rose Fulbright (US) LLP
1301 Avenue of the Americas
New York, New York 10019
Telephone: (212) 408-1127
Attention: Frank S. Vellucci
E-mail: frank.vellucci@nortonrosefulbright.com

13.    Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to its conflict of laws principles. The parties hereto agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in U.S. District Court for the Southern District of Texas and any state court therefrom within the State of Texas. Each party hereto waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party hereto consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in its state of organization or the Secretary of State of such state, with a copy delivered to it by certified

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or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in this Section 13. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
14.    Specific Performance. Each of Piton Partners and Kokino, with respect to itself, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party would occur in the event that any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached, and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of Piton Partners and Kokino, on the one hand, and the Company, on the other hand (as applicable, the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 14 shall not be the exclusive remedy for any violation of this Agreement.
15.    Certain Definitions and Interpretations. As used in this Agreement: (%2) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that, for purposes of this Agreement, none of Mr. Averick, Piton Partners or Kokino or any family client, employee or Affiliate of Kokino shall be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of any of the Piton Designee, Piton Partners or Kokino; and, provided, further, that no publicly-traded company in which Piton Partners, Kokino or any other family client beneficially owns less than a majority of the outstanding common stock shall be an Affiliate or Associate of Piton; (%2) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuations thereof; (%2) the terms “beneficial ownership,” “group,” “person,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; (%2) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (%2) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (%2) the term “Extraordinary Transaction” means (i) any equity tender offer or equity exchange offer or (ii) any merger, acquisition, business combination, sale of all or substantially all of the assets of the Company, or (iii) any other transaction with a third party that is required to be submitted for a vote of the Company’s stockholders; (%2) the term “Representatives” means a person’s (%3) Affiliates and Associates and (%3) its and their respective directors, officers, employees, partners, members, managers, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (%2) the term “SEC” means the U.S. Securities and Exchange Commission; (%2) the term “Short Interests” means

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any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (%2) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders held in lieu thereof, and any adjournment, postponement, rescheduling or continuations thereof; (%2) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (%3) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (%3) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (%3) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; (%2) the term “Third Party” refers to any person that is not a party hereto (provided that, in the case of Piton Partners, Kokino or any Affiliate of Piton Partners or Kokino, any other “family client” of Kokino shall not be a Third Party), a member of the Board, a director or officer of the Company, or legal counsel to any party; and (%3) the term “family client” of Kokino has the meaning ascribed to the term “family client” under Rule 202(a)(11)(G)-1 promulgated by the SEC under the Investment Advisers Act of 1940. In this Agreement, unless a clear contrary intention appears, (%3) the word “including” (in its various forms) means “including, without limitation;” (%3) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (%3) the word “or” is not exclusive; (%3) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (%3) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

16.	Miscellaneous.
(a)    This Agreement, including all exhibits hereto, with the exception of the Confidentiality Agreement, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.
(b)    This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

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(c)    This Agreement shall not be assignable by operation of law or otherwise by a party hereto without the consent of the other parties hereto. Any purported assignment without such consent is void. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party hereto.
(d)    Neither the failure nor any delay by a party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
(e)    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties hereto that the parties hereto would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties hereto agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.
(f)    Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto.
(g)    This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
(h)    Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.
(i)    The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement

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17.    Term. This Agreement shall terminate on the Termination Date, except the provisions of Section 7 and Section 8, which shall survive such termination.

[Signature Pages Follow]
18.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.
GULF ISLAND FABRICATION, INC.
By:     /s/ John P. Laborde
Name:     John P. Laborde
Title:     Chairman

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PITON CAPITAL PARTNERS LLC

By: Piton Capital Management LLC, its managing member

By: Kokino LLC, its managing member

By: /s/ Stephen A. Ives
Name: Stephen A. Ives
Title: Vice President
KOKINO LLC

By: /s/ Stephen A. Ives
Name: Stephen A. Ives
Title: Vice President

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Exhibit A
Form of Resignation Letter

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November 2, 2018
Board of Directors
Gulf Island Fabrication, Inc.
16225 Park Ten Place, Suite 300,
Houston, Texas 77084

Re: Resignation
Ladies and Gentlemen:
This resignation is delivered pursuant to that certain Cooperation Agreement (the “Agreement”), dated as of November 2, 2018, by and among Gulf Island Fabrication, Inc., a Louisiana corporation (the “Company”), Piton Capital Partners, LLC, a Delaware limited liability company (“Piton Partners”), and Kokino LLC, a Delaware limited liability company (“Kokino” and, together with Piton Partners, “Piton”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
I hereby irrevocably resign, subject to acceptance of my resignation by the Board, from my position as a director of the Board and from any and all committees of the Board on which I serve, effective immediately upon the earlier of (i) Piton’s beneficial ownership in the Company falling below the Piton Minimum Ownership other than as a result of issuances of Common Stock by the Company after the date hereof and (ii) the Termination Date. I acknowledge that upon such resignation I shall have no rights to nominate, recommend, appoint or participate in a Board vote in respect of any replacement director.

Very truly yours,

/s/ Robert M. Averick
Robert M. Averick

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Exhibit B
Press Release

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NEWS RELEASE

For further information contact:

Kirk J. Meche                                      Westley S. Stockton
Chief Executive Officer                          Chief Financial Officer
713.714.6100                                 713.714.6100

FOR IMMEDIATE RELEASE
November [•], 2018

GULF ISLAND FABRICATION, INC.
ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER

Houston, TX – Gulf Island Fabrication, Inc. (“Gulf Island" or the “Company”) (NASDAQ: GIFI), announced today that Mr. Robert Averick has been appointed to its Board of Directors (the “Board”), effective October [●], 2018, under the terms of a cooperation agreement by and among the Company, Piton Capital Partners LLC (“Piton”) and Kokino LLC, and following several months of discussion.

Mr. Averick has over 15 years of experience as a small-capitalization, value-driven public equity portfolio manager. He is a Portfolio Manager of Kokino LLC, a private investment firm that provides investment management services to Piton. His previous work experience includes positions of increasing responsibility within structured finance, strategic planning and consulting. Since January 2016, Mr. Averick has served as a member of the Board of Directors of Amtech Systems, Inc. He previously served on the Board of Directors of Key Technology, Inc., from June 2016 until the company’s sale in March 2018. He received an undergraduate degree in Economics from The University of Virginia and a Master’s in Business Administration in Finance from The University of Pennsylvania, The Wharton School of Business. Piton currently owns in excess of 9% of the outstanding shares of the Company.

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“We are pleased to have reached this cooperation agreement with Piton and appreciate the constructive dialogue we have had with them,” said Jack Laborde, Chairman of the Board. “I am also pleased to welcome Robert to the Gulf Island Board. His background and industry experience will complement our Board and he will be a tremendous asset as we continue to position Gulf Island for future growth. In addition, we are looking forward to continuing a constructive dialogue with Piton.”

Gulf Island Fabrication, Inc., based in Houston, Texas, with facilities located in Louisiana and Texas, is a leading fabricator of complex steel structures and marine vessels used for Oil & Gas production and transportation, petrochemical and industrial facilities, power generation and alternative energy projects. Gulf Island also provides related installation, hookup, commissioning, repair and maintenance services with specialized crews and integrated project management capabilities. Visit us at our website www.gulfisland.com.

Cautionary Statement:

This press release contains forward-looking statements. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to such topics as oil and gas prices, operating cash flows, capital expenditures, liquidity and tax rates. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.

We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include the cyclical nature of the oil and gas industry, changes in backlog estimates, suspension or termination of projects, timing and award of new contracts, financial ability and credit worthiness of our customers and consolidation of our customers, competitive pricing and cost overruns, entry into new lines of business, ability to raise additional capital, ability to sell certain assets advancement on the SeaOne Project, ability to resolve dispute with a

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customer relating to an alleged termination of contracts to build MPSVs, ability to remain in compliance with our covenants contained in our credit agreement, ability to employ skilled workers, operating dangers and limits on insurance coverage, weather conditions, competition, customer disputes, adjustments to previously reported profits under the percentage-of-completion method, loss of key personnel, compliance with regulatory and environmental laws, ability to utilize navigation canals, performance of subcontractors, systems and information technology interruption or failure and data security breaches and other factors described in more detail in “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2017, as updated by our subsequent filings with the U.S. Securities and Exchange Commission.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after the forward-looking statements are made, which we cannot control. Further, we may make changes to our business plans that could affect our results. We caution investors that we do not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes, and we undertake no obligation to update any forward-looking statements.

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